Exhibit 99.1

INTERLINE BRANDS ANNOUNCES EXPIRATION OF EXCHANGE OFFER
FOR ITS 10% / 10.75% SENIOR NOTES DUE 2018

Jacksonville, Fla. - May 31, 2013 - Interline Brands, Inc. (“Interline” or the “Company”), a leading distributor and direct marketer of broad-line maintenance, repair and operations (“MRO”) products to the facilities maintenance end-market, today announced the expiration of its offer to exchange (the “Exchange Offer”) up to $365,000,000 of its outstanding 10% / 10.75% Senior Notes due 2018 for up to $365,000,000 of its new 10% / 10.75% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended.

The Exchange Offer expired at 5:00 p.m., New York City time on May 30, 2013.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy securities. The Exchange Offer was made only pursuant to a prospectus and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law. Requests for copies of the prospectus and letter of transmittal may be obtained from Wells Fargo Bank, National Association, the exchange agent for the Exchange Offer, at (800) 344-5128.

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line MRO products to a diversified facilities maintenance customer base of institutional, multi-family housing and residential customers located primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the “Investor Relations” page of the Company's website at http://ir.interlinebrands.com/.

CONTACT: Lev Cela
PHONE: 904-421-1441